EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 2-54607 on Form N-1A of our reports dated October 16, 2007 relating to the financial statements and financial highlights of MFS Money Market Fund, MFS Government Money Markets Fund and MFS Mid Cap Growth Fund, appearing in the Annual Reports on Form N-CSR of MFS Series Trust IV for the year ended August 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 21, 2007